SECOND AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

dated as of June 19, 2006

among

MCG CAPITAL CORPORATION,

as Borrower

and

BAYERISCHE HYPO-UND VEREINSBANK AG,

NEW YORK BRANCH,

as Administrative Agent

and

Various Lenders

TABLE OF CONTENTS

1.   DEFINITIONS *

2.   REVOLVING CREDIT FACILITY. *

2.1.   Amounts Available for Borrowing. *

2.2.   Conversion Options. *

2.2.1.   Conversion to Different Type of Revolving Credit Loan. *

2.2.2.   Continuation of Type of Loan. *

2.2.3.   LIBOR Loans. *

2.3.   Interest. *

2.3.1.   In General. *

2.3.2.   Default Interest. *

2.3.3.   Interest Rate Limitation. *

3.   CHANGES IN CIRCUMSTANCES, ETC. *

3.1.   Inability to Determine Eurodollar Rate. *

3.2.   Illegality. *

3.3.   Change in Circumstances. *

3.4.   Certificate. *

3.5.   Indemnity. *

4.   FEES AND PAYMENTS. *

5.   REPRESENTATIONS AND WARRANTIES. *

6.   CONDITIONS PRECEDENT. *

7.   COVENANTS. *

7.1.   Affirmative Covenants. *

7.2.   Negative Covenants. *

8.   EVENTS OF DEFAULT; ACCELERATION. *

9.   SETOFF. *

10.   THE AGENT. *

11.   MISCELLANEOUS. *

12.   CONFIDENTIALITY 23

13. WAIVER OF JURY TRIAL, ETC. 24

14. BENEFITS OF AGREEMENT, PARTICIPATIONS AND ASSIGNMENTS *

Exhibits

Exhibit A Loan Request

Exhibit B Letter of Credit Request

Exhibit C Form of Promissory Note

Exhibit C Form of Confidentiality Agreement

Exhibit D Form of Assignment and Assumption Agreement

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (as further defined in Section 1, this "Credit Agreement") is made as of June 19, 2006, by and among MCG CAPITAL CORPORATION, a Delaware corporation having its chief executive office at 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia ("Borrower"), and BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, as Administrative Agent ("Agent") and each of the financial institutions that are from time to time signatory hereto together with their assignees pursuant to Section 14.3 hereof (each a "Lender" and collectively, the "Lenders"). The Credit Agreement amends, restates and supersedes in its entirety that Revolving Credit and Security Agreement dated as of September 20, 2005 (the "Prior Credit Agreement") by and among Borrower, Agent and the financial institutions parties thereto.

  DEFINITIONS.

Defined Terms. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accumulated Funding Deficiency: Any accumulated funding deficiency as defined in Section 302(a) of ERISA or Section 412(a) of the Code.

Agent: Bayerische Hypo-und Vereinsbank AG, New York Branch, as contractual representative for the Lenders under the terms of this Credit Agreement, and any of its successors and assigns permitted in accordance with the terms hereof.

Approved Change of Control: A Change of Control that is approved or consented to by the Board of Directors of Borrower.

Asset Coverage Ratio: As measured as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Available Debt Investments plus unencumbered cash to (b) the sum of the following: (1) 100% of Unsecured Debt (excluding the Indebtedness under this Credit Agreement) and (2) 150% of the aggregate unpaid principal amount of Indebtedness outstanding under this Credit Agreement.

Assignment and Acceptance Agreement: An Assignment and Acceptance agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit D hereto.

Available Debt Investments: As measured as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of the following, without duplication: (a) 100% of each Eligible Debt Investment having a Level 1 Investment Rating, a Level 2 Investment Rating, Level 3 Investment Rating or a Level 4 Investment Rating, and (b) 20% of each Eligible Debt Investment having a Level 5 Investment Rating that either (i) is secured by a first priority security interest in all or a material portion of the assets of the underlying obligor or (ii) is otherwise senior in right of payment to other funded debt of the underlying obligor, and (c) 50% of each Debt Investment that (i) would be an Eligible Debt Investment but for the application of Clauses "(f)" or "(g)" of such definition and (ii) is past due beyond the end of any applicable grace period with respect to any interest or principal payment by more than 60 days but not by more than 120 days. For purposes of determining "Available Debt Investments," Investments shall be valued at their Fair Market Value as of any date of determination.

Bankruptcy Code: The Federal Bankruptcy Reform Act of 1978, as codified under Title 11 of the United States Code, and as implemented and supplemented by the Bankruptcy Rules promulgated thereunder, as amended.

Borrower: As defined in the preamble.

Business Day: Any day other than a Saturday or a Sunday on which banking institutions in New York, New York and in Arlington, Virginia are open for the transaction of banking business and, in the case of LIBOR Loans, also a day which is a Eurodollar Business Day.

Change of Control: An event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934), without the consent or approval of the Board of Directors of Borrower, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of fifty-one percent (51%) or more of the outstanding shares of common stock of Borrower.

Charter Documents: The certificate of incorporation and the by-laws of Borrower.

Closing Date: The date on which all conditions precedent to the effectiveness of this Credit Agreement set forth in Section 6 have been satisfied.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Commitment: The amount specified with respect to each Lender on the signature pages of this Credit Agreement or pursuant to the relevant Assignment and Assumption Agreement as such Lender's maximum commitment with respect to Loans pursuant to this Credit Agreement.

Commitment Fee: As defined in S2.5.2.

Commonly Controlled Entity: An entity, whether or not incorporated, that is under common control with Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes Borrower and that is treated as a single employer under Section 414(b, c, m or o) of the Code.

Consent: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

Consolidated Stockholders' Equity: As measured as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, the stockholders' equity of Borrower and its Subsidiaries as determined in accordance with Generally Accepted Accounting Principles (as applicable to a business development company as defined in the ICA 1940).

Conversion Request: As defined in Section 2.2.1.

Credit Agreement: As defined in the preamble, which term shall include this Credit Agreement and the Schedules and Exhibits hereto, all as may be amended, modified, supplemented and/or restated and in effect from time to time.

Credit and Collection Policy: The written credit and collection policy of Borrower by which Borrower from time to time originates, manages, services and collects its investments as in effect on the Closing Date, as such credit and collection policy may be amended or supplemented from time to time in accordance with the provisions of Section 7.1(i) of this Credit Agreement.

Debt Investment: An Investment constituting an obligation for borrowed money, whether secured or unsecured, but specifically excluding accounts payable, trade payables and/or accrued expenses arising in the ordinary course of business.

Dollars or $: Dollars in lawful currency of the United States of America.

Domestic Lending Office: The address designated by each Lender as the office from which it shall make and maintain Loans hereunder or by Agent as of the office to which Borrower is to make any payments of the Obligations hereunder, which shall be the address of such party set forth on the signature page hereto, or such other addresses as such party from time to time hereafter may designate in writing to Borrower.

Drawdown Date: In respect of any Loan, the date on which such Loan is made to Borrower, and in respect of any Letter of Credit, the date as of which such Letter of Credit is issued for the account of the Borrower hereunder.

Eligible Debt Investments: Debt Investments that have been originated, purchased or otherwise acquired by Borrower or any of its Subsidiaries in the ordinary course of business; provided that no such Investment shall be an Eligible Debt Investment unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the obligor thereof, and (b) such Investment is denominated and payable in Dollars or in the currency of any other Permitted Country, and (c) such Investment is not subject to any Lien and, if such Investment is owned by a Subsidiary of Borrower, Borrower shall not have pledged or otherwise encumbered the stock of, or similar equity interest in, such Subsidiary or any direct or indirect parent thereof, and (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment, and (e) the obligor in respect of such Investment is not (1) organized or incorporated under the laws of a jurisdiction other than the United States of America or another Permitted Country, or (2) the subject, as a debtor, of an insolvency event of the type described in Section 8(e) (unless such Investment is a DIP (debtor in possession) financing that has been separately approved by Borrower's Investment Committee or Credit Committee), and (f) such Investment is not 120 days or more past due (beyond the end of any applicable grace period) with respect to any interest or principal payment and otherwise is not and should not be considered a non-accrual or charge-off loan in accordance with Borrower's Credit and Collection Policy, and (g) such Investment has not been subject to a material modification due to an inability of the obligor thereunder to make a required payment of periodic interest to Borrower or due to a material financial deterioration in the underlying obligor's ability to repay the Investment in accordance with its terms unless (1) the underlying obligor in respect of such Investment makes all regularly scheduled payments of periodic interest in immediately available funds for a period of six (6) calendar months after such modification or event at a rate of at least LIBOR plus two and one half percent (2.5%) per annum or (2) the Agent otherwise determines that such modification as a result of such inability to pay or such deterioration does not constitute a material modification. Notwithstanding the foregoing, the retained residual interest of Borrower or any Subsidiary of Borrower in a Securitization Transaction shall not qualify as an Eligible Debt Investment.

Eligible Transferee: (a) a Lender, an Affiliate of any Lender or a pledgee or funding source of a Lender and (b) any other Person (other than a natural person) that is at the time of such assignment (1) a commercial bank organized under the laws of the United States of America or any state thereof, having combined capital and surplus in excess of $500,000,000, or (2) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, or (3) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $500,000,000.

Environmental Laws: All laws pertaining to environmental matters, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, and the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

Equity Interests: With respect to any Person, shares of capital stock of (or membership, partnership, trust, other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or membership, partnership, trust, other ownership or profit interests in) such Person, or securities convertible into or exchangeable for shares of capital stock of (or membership, partnership, trust, other ownership or profit interests in) such Person or for warrants, rights or options for the purchase or other acquisition from such Person of such shares of capital stock of (or membership, partnership, trust, other ownership or profit interests in) such Person.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

ERISA Affiliate: Any Person which is treated as a single employer with Borrower under Section 414 of the Code.

Eurocurrency Reserve Rate: For any day with respect to a LIBOR Loan, the maximum rate (expressed as a decimal) at which any Lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in such maximum rate.

Eurodollar Business Day: Any Business Day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London or such other London interbank market as may be selected by Agent in its sole discretion acting in good faith and in a commercially reasonable manner.

Event of Default: Any of the events listed in Section 8.

Fair Market Value: With respect to any Investment, the fair market value of such Investment as required by, and determined in accordance with, the ICA 1940 and any orders of the SEC issued to Borrower, all as determined by the board of directors of Borrower and its independent auditors. With respect to any Eligible Debt Investment owned by a Subsidiary (whether or not such Subsidiary is a Wholly-Owned Subsidiary), the Fair Market Value of such Eligible Debt Investment together with the Fair Market Value of all other Eligible Debt Investments owned by the same Subsidiary shall be adjusted so that the aggregate Fair Market Value of all such Eligible Debt Investments owned by the same Subsidiary shall collectively reflect a deduction for the amount of all liabilities owed by such Subsidiary. In addition, with respect to any Eligible Debt Investment owned by a Subsidiary that is not a Wholly-Owned Subsidiary, the Fair Market Value of such Eligible Debt Investment shall be an amount equal to Fair Market Value of such Eligible Debt Investment multiplied by Borrower's ownership percentage in such Subsidiary.

Financials: In respect of any period, the balance sheet of any Person as at the end of such period, and the related statement of income and statement of cash flow for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles (to the extent with respect to Borrower, then as such principles are applicable to a business development company as defined in the ICA 1940).

Generally Accepted Accounting Principles: Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (b) consistently applied with past financial statements adopting the same principles (other than such changes, with respect to Borrower, as are appropriate to reflect Borrower's election to become a business development company under the ICA 1940), provided that in each case referred to in this definition of "Generally Accepted Accounting Principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in Generally Accepted Accounting Principles) as to financial statements in which such principles have been properly applied.

Guaranteed Pension Plan: Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

ICA 1940: The Investment Company Act of 1940, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

Indebtedness: In respect of Borrower, all obligations of Borrower for borrowed money, whether secured or unsecured, but specifically excluding accounts payable, trade payables and/or accrued expenses arising in the ordinary course of business.

Interest Expense: As measured as of any date of determination for any period for Borrower and its Subsidiaries on a consolidated basis, the total interest expense (including capitalized interest expense and interest expense attributable to obligations in respect of capital leases and, on a net basis, expenses and income under interest rate protection or other hedging agreements) of Borrower and its Subsidiaries for such period, and in any event, shall include all interest expense with respect to any debt obligation in respect of which Borrower or any of its Subsidiaries is wholly or partially liable (other than pursuant to interest rate protection and other hedging agreements).

Interest Payment Date: (i) As to any Prime Rate Loan, the last day of any fiscal quarter of Borrower; and (ii) as to any LIBOR Loan, the last day of the Interest Period relating to such LIBOR Loan (provided that, for any LIBOR Loan with an Interest Period in excess of three months, such Interest Payment Date shall be the last day of each three month period therein).

Interest Period: Subject to Section 2.4.1, with respect to each Loan, (a) initially, the period commencing on the initial Drawdown Date of such Loan and ending on the last day of one of the following periods, as selected by Borrower in a Loan Request: (i) for any Prime Rate Loan, the last day of the fiscal quarter of Borrower; and (ii) for any LIBOR Loan, 1, 2, 3 or 6 months (and if requested by the Borrower, periods of less than 1 month); and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Loan and ending on the last day of the period selected or deemed selected by Borrower pursuant to Section 2.2.2; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a LIBOR Loan would otherwise end on a day that is not a Eurodollar Business Day, then that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day; and

(B) if any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, then that Interest Period shall end on the next succeeding Business Day and interest shall accrue until such next succeeding Business Day; and

(C) with respect to any LIBOR Loan, any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month that is 1, 2, 3, or 6 months later (depending upon the duration selected or deemed selected by Borrower for such Interest Period).

Interest Rate Determination Date: Each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for such LIBOR Loan.

Investment: Any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contributions to such Person, loan or advance to such Person, making of a time deposit with such Person, guaranty or assumption of any obligation of such Person or otherwise.

Investment Ratings Policy: The written policy of Borrower by which Borrower from time to time assigns an investment rating to each investment of Borrower as in effect on the Closing Date, as such investment rating policy may be amended or supplemented from time to time in accordance with the provisions of Section 7.1(i) of this Credit Agreement.

"Issuing Bank" shall mean Bayerische Hypo-Und Vereinsbank AG, New York Branch, in its capacity as the issuer of Letters of Credit for the account of the Borrower from time to time pursuant to Section 2.6 of this Agreement.

Lender: As defined in the preamble, and shall include a Lender's successor and assigns, as permitted hereunder.

"Letter of Credit" means each letter of credit issued by the Issuing Bank for the account of the Borrower pursuant to Section 2.6 of this Credit Agreement.

"Letter of Credit Fee" has the meaning provided in Section 2.5.4.

"Letter of Credit Outstandings" means, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit, and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

"Letter of Credit Request" has the meaning provided in Section 2.6(c).

"Letter of Credit Sublimit" shall mean $7,500,000.00.

Level 1 Investment Rating: As of any date and in respect of any Investment, an Investment that is classified, in accordance with the Investment Ratings Policy, as having an Investment Rating of 1 as of such date.

Level 2 Investment Rating: As of any date and in respect of any Investment, an Investment that is classified, in accordance with the Investment Ratings Policy, as having an Investment Rating of 2 as of such date.

Level 3 Investment Rating: As of any date and in respect of any Investment, an Investment that is classified, in accordance with the Investment Ratings Policy, as having an Investment Rating of 3 as of such date.

Level 4 Investment Rating: As of any date and in respect of any Investment, an Investment that is classified, in accordance with the Investment Ratings Policy, as having an Investment Rating of 4 as of such date.

Level 5 Investment Rating: As of any date and in respect of any Investment, an Investment that is classified, in accordance with the Investment Ratings Policy, as having an Investment Rating of 5 as of such date.

LIBOR: For any Interest Period with respect to a LIBOR Loan, the London interbank offered rate (rounded to the nearest 1/100th of one percent (0.01%)), equal to the offered rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, which appears on Page LIBOR01 of the Reuters Screen (or, if a quotation by Reuters is not available, then as published by Bloomberg or Dow Jones-Telerate and displayed on page 3750 as the BBA LIBOR) (or, in any such instance, as published by such other or successor service or displayed on such other page as may replace such service or page for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m., London time, on the Interest Rate Determination Date with respect to such Interest Period. If LIBOR for an Interest Period cannot be determined pursuant to the preceding sentence, then LIBOR for such Interest Period shall be determined on the basis of the average rates at which deposits in Dollars are offered to Agent, by at least three (3) financial institutions the long-term debt securities of which are rated at least "A" by Standard & Poor's, at Agent's principal London office at approximately 11:00 a.m., London time, on the Interest Rate Determination Date with respect to such Interest Period, and on an amount approximately equal to the principal amount of the LIBOR Loans to which such Interest Period is applicable.

LIBOR Loans: Loans bearing interest calculated by reference to LIBOR.

Liens: Any encumbrance, mortgage, pledge, hypothecation, charge or other security interest of any kind securing any obligation of any Person.

Loan: Any loan or advance made or to be made to Borrower pursuant to Section 2.

Loan Documents: This Credit Agreement, the Note and any and all other agreements, documents and instruments as hereafter shall be executed or delivered by or on behalf of Borrower to Agent and Lenders evidencing or relating to the Loans advanced pursuant to this Credit Agreement, in each case as the same from time to time may be amended, modified, supplemented, extended or restated.

Loan Request: As defined in Section 2.1(b).

Margin Stock: "Margin stock" or "margin securities", as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

Materially Adverse Effect: Any materially adverse effect on the consolidated financial condition or business operations of Borrower and its Subsidiaries taken as a whole or any material impairment to the ability of Borrower to perform its material obligations under the Loan Documents.

Maturity Date: The last day of the Revolving Credit Availability Period then in effect.

Maximum Aggregate Available Amount: As of any date, the aggregate principal amount of the Loans and Letter of Credit Outstandings hereunder (including, if such date is a Drawdown Date, any Loan or Letter of Credit requested to be advanced or issued, as the case may be, on such Drawdown Date), not to exceed $60,000,000, as such amount may be increased or decreased from time to time in accordance with Section 2.4.3 or as may be reduced to zero upon the acceleration of the Obligations during the occurrence of an Event of Default pursuant to Section 8.

Multiemployer Plan: Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate.

Note: As defined in Section 2.1(c).

Obligations: All obligations for monetary amounts owing by Borrower to Agent and Lenders, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, of any kind or nature, present or future, arising under or in respect of any of the Loan Documents. This term includes Letter of Credit Outstandings, principal, interest (including interest that accrues after the commencement against Borrower of any action under the Bankruptcy Code), and any and all other reasonable fees, expenses, costs or other sums chargeable to Borrower under any of the Loan Documents.

PBGC: The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Country: Each of the following: Australia, Austria, Belgium, Bermuda, Canada, Cayman Islands, Denmark, Finland, France, Germany, Ireland, Israel, Japan, Luxembourg, Portugal, Spain, Sweden, The Netherlands, The United Kingdom or the United States of America (including any state, territory or insular area thereof).

Permitted Liens: Liens, security interests and other encumbrances permitted by Section 7.2.

Person: Any individual, corporation, limited liability company, association, joint venture, partnership, trust or other entity.

Prime Rate: A variable rate of interest per annum equal to the rate of interest from time to time published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15(519) entitled "Selected Interest Rates" (or any comparable successor publication) as the Bank prime loan rate (or its equivalent). Any change in such Prime Rate shall take effect as of the date that such changed rate is published. In the event that the Board of Governors of the Federal Reserve System ceases to publish a Bank prime loan rate or equivalent, then the term "Prime Rate" shall mean a variable rate of interest per annum equal to the annual rate of interest determined from time to time by Agent as its "prime rate" for commercial borrowings by its customers or the similar prime rate or reference rate for commercial borrowings announced by any of its successors. Any change in the Prime Rate announced by Agent, or any of its successors, shall take effect as of the opening of business of such institution on the Business Day after notice thereof has been provided to Borrower. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

Prime Rate Loans: Loans bearing interest calculated by reference to the Prime Rate.

Prior Credit Agreement: As defined in the preamble.

Private Placement Debt: The senior, unsecured Indebtedness of Borrower issued pursuant to that certain Note Purchase Agreement to be executed by Borrower on or about September 2005 (as such agreement may be amended and other modified from time to time).

Regulations U and X: Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

Required Lenders: As of any date, Lenders having at least 51% of the aggregate amount of the Commitments, or if the Commitments have been terminated or reduced to zero, Lenders holding at least 51% of the principal amount of the Loans.

Requirement of Law: In respect of any Person, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such Person or affecting any of such Person's property.

Revolving Credit Availability Period: The period commencing with the Closing Date and ending on the day that is the 364th day following the Closing Date, as such period may be extended from time to time in the sole and absolute discretion of Lenders; provided that if the last day of Revolving Credit Availability Period then in effect is not a Business Day, then the last date of the Revolving Credit Availability Period shall be the Business Day immediately preceding such last day.

SEC: The Securities & Exchange Commission of the United States, or any successor thereto.

Securitization Transaction: Any securitization financing transaction pursuant to which financial assets of Borrower or any of its Subsidiaries are sold on a "true sale" basis to a bankruptcy-remote vehicle that is a direct or indirect Subsidiary of Borrower.

Senior Unsecured Debt: The Private Placement Debt and any other unsecured Indebtedness of Borrower with a principal amount in excess of $15 million that is not in any manner subordinated in right of payment or security in any respect to the Indebtedness of Borrower under this Credit Agreement.

Standard & Poor's: Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

"Stated Amount" means, at any time, the maximum amount available to be drawn under any Letter of Credit (regardless of whether any conditions for drawing could then be met).

Structuring Fee: As defined in Section 2.5.1.

Subsidiary: In respect of any Person, any business entity of which the designated parent of such person or entity at any time owns or controls directly or indirectly more than fifty percent (50%) of the outstanding equity ownership interests having voting power, regardless of whether such right to vote depends upon the occurrence of a contingency; provided, however, with respect to Borrower, a Subsidiary only includes such business entities as are consolidated with Borrower for financial reporting purposes in accordance with Generally Accepted Accounting Principles applicable to a business development company as defined in the ICA 1940.

TTM Cash Net Investment Income: As measured as of any date of determination for the applicable period for Borrower and its Subsidiaries on a consolidated basis, (a) net operating income for such period (for avoidance of doubt, as determined before any gains and losses), less (b) all "payment in kind" (PIK) interest and dividends that are accrued by but not paid to Borrower during such period with respect to any Investment of Borrower or its Subsidiaries, plus (c) all "payment in kind" (PIK) interest and dividends that are paid to Borrower during such period but that were accrued by but not paid to Borrower during a prior period with respect to any Investment of Borrower or its Subsidiaries, in each instance as measured for the twelve consecutive trailing calendar months most recently ended and as determined in accordance with Generally Accepted Accounting Principles (as applicable to a business development company as defined in the ICA 1940).

"Unpaid Drawings" means the aggregate principal amount drawn under the Letters of Credit and paid by the Issuing Bank with respect to which the Borrower has not reimbursed the Issuing Bank.

Unsecured Debt: As measured as of any date of determination, the aggregate unpaid principal amount of all Indebtedness of Borrower and its Subsidiaries other than Indebtedness of Borrower or any Subsidiary secured by any Lien.

Wholly-Owned Subsidiary: Any Subsidiary, one hundred percent (100%) of all of the equity interests (except directors' or similar qualifying shares) and voting interests of which are owned by any one or more of Borrower and Borrower's other Wholly-Owned Subsidiaries at such time.

Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural, and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Any accounting term not otherwise defined herein has the meaning assigned to it by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which such term refers.

(f) Any phrase containing or list preceded by the words "include", "includes", "including", "among other", "among other things" or other words or phrases of similar import is not limiting and is to be interpreted to mean such "without limitation" (whether or not such additional phrase is actually added). In other words, such words and phrases connote an illustrative example or list rather than an exclusive example or list.

(g) Reference to a particular "Section" or to the "preamble" refers to that section or to the preamble, as the case may be, of this Credit Agreement unless otherwise indicated.

(h) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(i) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

(j) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and Borrower and are the product of discussions and negotiations among all parties.

(k) The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

(l) A reference to "material" as a qualifier with respect to or in connection with any occurrence, event or condition applicable to or right, agreement or property of Borrower means material to Borrower and its Subsidiaries taken as a whole.

  REVOLVING CREDIT FACILITY.

Amounts Available for Borrowing.

(a) Upon the terms and subject to the conditions of this Credit Agreement, from time to time during the Revolving Credit Availability Period, Borrower may request and each Lender shall advance to Borrower Loans hereunder in available funds, denominated in Dollars, by following the procedures for requesting Loans set forth in this Section 2.1, provided that (i) the sum of the outstanding principal amount of all Loans (after giving effect to all amounts requested) made by any given Lender shall not at any time exceed such Lender's Commitment in effect at such time, and (ii) the sum of the outstanding principal amount of all Loans made by all Lenders (after giving effect to all amounts requested) shall not at any time exceed the Maximum Aggregate Available Loan Amount in effect at such time.

(b) To request the advance of a Loan hereunder, Borrower shall notify Agent in writing in the form of Exhibit A hereto (or telephonic notice confirmed in writing with such form) of each Loan requested hereunder (a "Loan Request") (i) no later than 12:00 noon, New York time, on the proposed Drawdown Date of any Prime Rate Loan and (ii) no later than 11:00 am, New York time, on the date that is three (3) Eurodollar Business Days prior to the proposed Drawdown Date for any LIBOR Loan. Each such notice shall specify (A) the principal amount of the Loan requested, (B) the proposed Drawdown Date of such Loan, and (C) whether such Loan shall be a Prime Rate Loan or a LIBOR Loan (and, if the requested Loan is a LIBOR Loan, the initial Interest Period for such Loan). Each such Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Loan requested from Lenders on the proposed Drawdown Date. Agent will transmit by telecopy a copy of each Loan Request (or the information contained in the Loan Request) to each Lender promptly upon receipt by Agent, specifying therein each Lender's ratable portion of the requested Loan. Notwithstanding anything to the contrary contained herein, subject to the provisions of this Section 2.1 and so long as no Event of Default is continuing, Borrower may make Loan Requests for additional Loans prior to the repayment of any previously outstanding Loans, and the proceeds of such additional Loans may be for any permitted purpose, including the repayment (or refinancing) of Loans previously made. Each Loan Request for a Prime Rate Loan shall be in a minimum aggregate amount of $100,000, and each Loan Request for a LIBOR Loan shall be in a minimum aggregate amount of $250,000. There shall not be more than three (3) outstanding Loans that are LIBOR Loans at any time.

(c) The obligation of Borrower to repay to each Lender the principal of the Loans and interest accrued thereon, at the request of such Lender, may be evidenced by one or more promissory notes (collectively, the "Note") in a stated aggregate principal amount not to exceed such Lender's Commitment, executed and delivered by Borrower and payable to the order of such Lender, in form and substance substantially similar to Exhibit C hereto or otherwise reasonably satisfactory to such Lender and Borrower. Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other Loan Document, Borrower will issue, in lieu thereof, a replacement note (in the same principal amount and otherwise of like tenor) or other Loan Documents.

(d) No later than 2:00 p.m. on the date specified in the Loan Request, each Lender will make available to Agent, in immediately available funds, the portion of the Loan to be made by such Lender. With respect to all such Loans, unless Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to Agent the Loan to be made by such Lender on such date, Agent may assume that such Lender will make the proceeds of the Loan available to Agent on the date of the requested borrowing, and in reliance upon such assumption, Agent may, but shall not be obligated to, make available to Borrower the amount of the Loan to be provided by such Lender. Subject to satisfaction of the applicable conditions precedent, Agent shall make the proceeds of such borrowing available to Borrower no later than 4:00 p.m on the date and at the account specified by Borrower in its Loan Request.

(e) Agent shall record in a register each Loan from time to time advanced and each repayment or prepayment in respect of the principal amount thereof. Any such recordation shall be presumed correct and binding on Borrower and Lenders, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower's Obligations in respect of any applicable Loans.

Conversion Options.

Conversion to Different Type of Revolving Credit Loan. Borrower from time to time at the end of the then-current Interest Period for such Loan may elect to convert any outstanding Loan from a Prime Rate Loan to a LIBOR Loan or from a LIBOR Loan to a Prime Rate Loan by giving notice thereof to Agent (a "Conversion Request") indicating the relevant Loan and the amount thereof that is to be so converted, provided that (i) with respect to any such conversion of a Prime Rate Loan to a LIBOR Loan, Borrower shall give Agent at least three (3) Eurodollar Business Days prior written notice of such election and shall specify the initial Interest Period that is to be applicable with respect thereto, and (ii) no Loan may be converted into a LIBOR Loan (without Required Lender's prior consent) while any Event of Default is continuing, and (iii) no such conversion shall extend the Maturity Date of the relevant Loan. Agent will transmit by telecopy a copy of each Conversion Request (or the information contained in such Conversion Request) to each Lender promptly upon receipt by Agent. All or any part of the outstanding Loans may be converted as provided herein, provided that partial conversions of Prime Rate Loans to LIBOR Loans shall be in an aggregate principal amount of at least $250,000, and partial conversions of LIBOR Loans to Prime Rate Loans shall be in an aggregate principal amount of at least $100,000. Each Conversion Request relating to the conversion of a Loan to a LIBOR Loan shall be irrevocable by Borrower.

Continuation of Type of Loan. Any Prime Rate Loan or LIBOR Loan may be continued as such upon the expiration or termination of an Interest Period with respect thereto by compliance by Borrower with the provisions contained in Section 2.2.1; provided that no LIBOR Loan may be continued as such when any Event of Default is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any such Event of Default and shall remain a Prime Rate Loan even if such Event of Default shall be cured until the end of the then-current Interest Period. If Borrower fails to provide any such notice with respect to the continuation or conversion of any Loan as such, then (i) any such LIBOR Loan shall be automatically continued as a LIBOR Loan on the last day of the then-current Interest Period relating thereto for an Interest Period of the same duration as the Interest Period ending on such last day, provided that, if such a continuation would result in an Interest Period that would extend beyond the Maturity Date, then such LIBOR Loan shall automatically be converted to a LIBOR Loan for the longest permitted Interest Period that does not extend beyond the Maturity Date for such LIBOR Loan (or, if no such Interest Period exists, then to a Prime Rate Loan) on such last day, and (ii) any such Prime Rate Loan shall be automatically continued as a Prime Rate Loan. No continuation referred to in this Section 2.2.2 shall extend the Maturity Date.

LIBOR Loans. Any conversion to or from any LIBOR Loan and any continuation of any LIBOR Loan shall be in such amounts and shall be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Loans having the same Interest Period shall not be less than $250,000.

Interest.

In General. So long as no Event of Default has occurred and is continuing, (i) each Loan that is a LIBOR Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of two percent (2.00%) per annum above the LIBOR determined for such Interest Period and (ii) each Loan that is a Prime Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of one-half of one percent (0.50%) per annum above the Prime Rate. Borrower promises to pay interest on the Loans or any portion thereof outstanding during each Interest Period in arrears on each Interest Payment Date applicable to such Interest Period.

Default Interest. Any payment of principal or (to the extent permitted by applicable law) interest on the Loans that is past due by more than five (5) Business Days, at the election of the Required Lenders and upon notification thereof to Borrower, shall bear interest (payable on demand in respect of overdue amounts) at a rate that is equal two percent (2.0%) per annum in excess of the rate of interest then in effect pursuant to Section 2.3.1 with respect to each then-outstanding Loan until such amount is paid in full in immediately available funds.

Interest Rate Limitation. If, at any time, the rate of interest, together with all amounts that constitute interest and that are reserved, charged or taken by Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loans evidenced hereby shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal; provided, however, that if there is a change in the law that results in a higher permissible rate of interest, then this Credit Agreement and the other Loan Documents shall be governed by such new law as of its effective date.

2.4. Repayment.

2.4.1. Repayment at Maturity and Other Mandatory Repayments. Borrower hereby agrees to pay Agent and Lenders, on the Maturity Date, all outstanding Obligations hereunder, including the entire unpaid principal of and accrued but unpaid interest on and applicable fees with respect to, the Loans advanced to Borrower hereunder pursuant to Section 2.1. If at any time the outstanding principal amount of the Loans shall exceed the Maximum Aggregate Available Loan Amount at such time, then Borrower shall immediately pay to Agent for the ratable benefit of Lenders and application to the Loans the amount of such excess, plus all accrued interest thereon (in each case ratably in accordance with the respective interests of Lenders therein).

2.4.2. Optional Repayment; Notice; Reborrowing; Etc. Borrower may elect to prepay the outstanding principal of all or any part of any Loan, without premium or penalty, in a minimum amount of $250,000 with respect to prepayment of any LIBOR Loan and in a minimum amount of $100,000 with respect to prepayment of any Prime Rate Loan, provided that any full or partial prepayment of the outstanding amount of any LIBOR Loans made on any date other than the last day of the Interest Period relating thereto shall be subject to Section 3.5. Borrower shall give Agent prior written notice of any proposed prepayment of any Loan pursuant to this Section 2.4.2, which notice shall be given no later than 12:00 noon New York time at least three (3) Eurodollar Business Days prior to any proposed prepayment of any LIBOR Loan. Each such notice shall specify the proposed date of such prepayment and the amount to be prepaid. Agent will provide such notice to Lenders promptly upon its receipt thereof. Borrower shall be entitled to reborrow such amounts at any time and from time to time during the Revolving Credit Availability Period upon the terms and subject to the conditions of this Credit Agreement. Each repayment or prepayment of principal of any Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid.

2.4.3. Reduction or Termination of Maximum Aggregate Available Loan Amount. At any time and from time to time, Borrower may elect to reduce the Maximum Aggregate Available Loan Amount by a minimum principal amount of $1,000,000 or an integral multiple thereof, and/or Borrower may elect to terminate the Maximum Aggregate Available Loan Amount (thereby terminating its right to request further advances of Loan hereunder), in each case upon written notice to Agent given by 12:00 noon, New York time, at least one (1) Business Day prior to the date of such reduction or termination; provided, however, that, without the prior consent of the Agent and each Lender, Borrower shall not be entitled to reinstate the Maximum Aggregate Available Loan Amount following such reduction or termination. Reductions of the Maximum Aggregate Avilable Loan Amount shall reduce, pro rata, the respective Commitments of Lenders.

2.5. Fees.

2.5.1 Arrangement Fees. On or before the Closing Date, Borrower shall pay to Bayerische Hypo-Und Vereinsbank AG, New York Branch, an arrangement fee (the "Arrangement Fee") in the amount specified in the letter of even date herewith between Borrower and Agent.

2.5.2 Inducement Fee. On or before the Closing Date, Borrower shall pay to Chevy Chase Bank a one-time arrangement fee (the "Inducement Fee") equal to twenty five (25) basis points (0.25%) of its Commitment as of the Closing Date, which Inducement Fee shall be fully earned and nonrefundable when paid.

2.5.3 Commitment Fee. Borrower shall pay to Agent for the account of Lenders a commitment fee at the rate of twenty-five basis points (0.25%) per annum on the average daily unutilized portion of the Maximum Aggregate Available Loan Amount (the "Commitment Fee"), which Commitment Fee shall be payable quarterly in arrears on the first calendar day of each January, April, July and October (or, if later, within 10 Business Days after receiving an invoice therefor from Agent detailing the calculation thereof for the applicable quarterly period).

2.5.4 Letter of Credit Fee. Borrower shall pay to the Agent for the account of Lenders a letter of credit fee (the "Letter of Credit Fee") at the rate of 200 basis points per annum, calculated on the average daily Stated Amount of Letters of Credit outstanding hereunder, which Letter of Credit Fee shall be payable quarterly in arrears on the first calendar day of each January, April, July and October (or, if later, within 10 Business Days after receiving an invoice therefor from Issuing Bank detailing the calculation thereof for the applicable quarterly period).

Section 2.6 Letters of Credit.

(a) Upon the terms and conditions of this Credit Agreement, from time to time during the Revolving Credit Availability Period, Borrower may request the Issuing Bank to issue a Letter of Credit for the account of the Borrower, denominated in Dollars, and Issuing Bank hereby agrees to issue each Letter of Credit so requested, provided that after giving effect to the issuance thereof, the sum of the Unpaid Drawings plus the Stated Amount of all Letters of Credit then outstanding does not exceed the Letter of Credit Sublimit. Notwithstanding anything else to the contrary set forth herein, the Issuing Bank shall not be required to issue any Letter of Credit if at the time of such issuance, (i) it has not received a duly completed Letter of Credit Request, (ii) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to the Issuing Bank or any Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank or any Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Lender is not otherwise compensated), or (iii) after giving effect to the issuance thereof, the sum of the outstanding Loans plus Unpaid Drawings plus the Stated Amount of all outstanding Letters of Credit would exceed the Maximum Aggregate Available Amount.

(b) Each Letter of Credit issued by the Issuing Bank pursuant to this Credit Agreement shall have an expiration date no later than the Maturity Date (but may provide by its terms for automatic annual renewal unless the Issuing notifies the beneficiary that such Letter of Credit will not be renewed). Notwithstanding the foregoing, if the Borrower requests that a Letter of Credit be issued with an expiration date which is later than the Maturity Date (any such Letter of Credit, a "Long-Dated Letter of Credit"), such Long-Dated Letter of Credit may be issued by the Issuing Bank hereunder if the Issuing Bank and each Lender expressly consent to the issuance thereof. The Borrower hereby agrees that if the expiration date of any Letter of Credit falls on or after the Maturity Date, the Borrower shall remit to the Issuing Bank, no less than five (5) Business Days prior to the Maturity Date, an amount equal to the Letter of Credit Outstandings from time to time from and after such Maturity Date. Such amounts shall be held by the Agent as security for Borrower's reimbursement obligations in respect of such Letter of Credit Obligations. The Borrower and Agent shall enter into such documentation as is necessary and appropriate to give effect to the posting of such collateral and the grant to Agent for the benefit of the Issuing Bank and the Lenders of a first perfected security interest therein.

(c) Whenever the Borrower desires that a Letter of Credit be issued (including, without limitation, any Long-Dated Letters of Credit), the Borrower shall give the Issuing Bank written notice (including by way of facsimile transmission, immediately confirmed in writing by submission of the original of such request by mail to the Issuing Bank) thereof prior to 12:00 Noon (New York time) at least five (5) Business Days prior to the proposed date of issuance (which shall be a Business Day), which written notice shall be in the form of Exhibit B (each, a "Letter of Credit Request"). The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and it will not violate the requirements applicable to the Borrower and/or Letters of Credit pursuant to this Agreement.

(d) Upon its issuance of, or amendment to, any Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent of such issuance or amendment, which notice shall include a summary description of the Letter(s) of Credit actually issued and any amendments thereto. The Agent shall provide such information to the Lenders on a summary basis as of the end of each fiscal quarter.

(e) Prior to the occurrence and continuance of an Event of Default, any amounts drawn or disbursements made by the Issuing Bank under a Letter of Credit shall constitute, without the requirement of any further action on the part of the Borrower, the making of a Prime Rate Loan by the Lenders pursuant to Section 2(b) hereof. Accordingly, upon delivery to any Lender by Agent of notice of the deemed extension of such Prime Rate Loan, the Lenders hereby agree to remit to the Issuing Bank their respective pro rata shares of such Prime Rate Loan. Until such time as the Issuing Bank shall have received the respective Lenders' pro rata shares of such Prime Rate Loan, the Issuing Bank shall be entitled to receive, for its own account, any interest accrued on the unreimbursed portion of such Prime Rate Loan(s). It is hereby further agreed that with respect to any such Prime Rate Loans, the Borrower shall be deemed to have requested that such Prime Rate Loan be converted to a LIBOR Loan with an Interest Period of one (1) month, effective as of the third (3rd) Eurodollar Business Day after the date on which such Prime Rate Loan was made.

(f) The Borrower's obligations to reimburse the Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be the primary obligation of the Borrower, absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender, the Issuing Bank, the Agent or any beneficiary of the Letter of Credit, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding anything to the contrary set forth herein, any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of the Issuing Bank's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for the Issuing Bank any resulting liability to the Borrower.

(g) By issuance of each Letter of Credit and without any further action on the part of the Issuing Bank, Agent or Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in each Letter of Credit in an amount equal to such Lender's ratable share of the aggregate Commitments of all Lenders. Each Lender acknowledges and agrees that it obligation to acquire participations pursuant to this paragraph in respect of each Letter of Credit is absolute, irrevocable, and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of a Letter of Credit or the occurrence and continuance of an Event of Default hereunder, or the reduction or termination of the Commitments. In furtherance and not in limitation of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender's ratable share of any Unpaid Drawings promptly upon demand therefor by the Agent.

(h) Subject to the funding by each Lender of its participation as required hereinabove, upon receipt by the Issuing Bank of any payments from the Borrower as payment with respect to the Unpaid Drawings (whether in respect of interest of principal), the Issuing Bank shall remit such proceeds to the Agent for distribution to the Lenders, ratably in accordance with their respective interests therein. Notwithstanding the foregoing, if any Lender is in default of its funding obligations pursuant hereto, such Lender's pro rata share of the proceeds of payments made by the Borrower to reimburse Unpaid Drawings may be applied by the Agent to satisfy such Lender's defaulted payment obligations.

(i) The Issuing Bank shall provide notice to the Borrower whenever a drawing is made under a Letter of Credit.

  CHANGES IN CIRCUMSTANCES, ETC.

Inability to Determine LIBOR. If, prior to the commencement of any Interest Period relating to any LIBOR Loan, Agent shall reasonably determine that adequate and reasonable methods do not exist for ascertaining LIBOR that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during any Interest Period, then Agent shall forthwith give written notice of such determination to Borrower. In such event (i) any Loan Request or Conversion Request with respect to any LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Prime Rate Loan, (ii) each LIBOR Loan will automatically, on the last day of the then current Interest Period thereof, become a Prime Rate Loan, and (iii) the obligation of each such Lender to make additional LIBOR Loans shall be suspended until the circumstances giving rise to such suspension no longer exist, whereupon such Lender shall so notify Borrower through Agent.

Illegality. Notwithstanding any other provisions herein, if any future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Loans, then such Lender shall forthwith give notice of such circumstances to Agent and Borrower and thereupon (i) the commitment of such Lender to make additional LIBOR Loans or convert Prime Rate Loans to LIBOR Loans shall forthwith be suspended and (ii) the Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such LIBOR Loans or within such earlier period as may be required by law.

Change in Circumstances. If, on or after the date hereof, any Lender determines that (i) the adoption of, or any change in, any applicable law, regulation, treaty or directive or the interpretation or application thereof (whether or not having the force of law), or (ii) compliance by such Lender with any newly adopted or change in any applicable regulatory guideline or directive (whether or not having the force of law), (A) shall subject such Lender to any tax, duty or other charge with respect to any Loan, any Note, any Letter of Credit or Unpaid Drawing or shall change the basis of taxation of payments to such Lender of the principal of or interest on, any Loans or Unpaid Drawings or in respect of any other amounts due under this Credit Agreement (other than with respect to taxes based upon such Lender's net income), or (B) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirements imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loan any such requirement included in an applicable Eurocurrency Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, such Lender, or shall impose on such Lender or the London interbank market any other condition affecting the Loans or the Note, any Letter of Credit or Unpaid Drawing, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any LIBOR Loan or Unpaid Drawing, or issuing any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender under this Credit Agreement or under the Note, with respect to any LIBOR Loan, Letter of Credit or Unpaid Drawing, or to require such Lender to make any payment or to forego any interest or other sum payable hereunder with respect to any LIBOR Loan, Letter of Credit or Unpaid Drawing by an amount reasonably deemed by such Lender to be material, then, upon written demand by such Lender with a statement delivered to Borrower and Agent, setting forth the amount and calculation thereof, Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

Certificate. A certificate setting forth any additional amounts payable pursuant to Section 3.3 and a brief explanation of such amounts that are due, submitted by such Lender to Borrower and Agent, shall be presumed correct, absent manifest error, that such amounts are owed. All additional amounts payable pursuant to Section 3.3 shall be due and payable fifteen (15) Business Days after receipt by Borrower of such certificate.

Indemnity. Borrower agrees to indemnify and hold each Lender harmless from and against any actual, direct cost or expense (excluding loss of anticipated profits or yield) that such Lender may sustain as a consequence of (a) Borrower's failure to pay the principal amount of any LIBOR Loan as and when due or the payment of any LIBOR Loan on a date that is not the last day of the Interest Period applicable thereto, (b) default by Borrower in making a borrowing or conversion after Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.1(b) or Section 2.2, or (c) the making of any payment of a LIBOR Loan or the making of any conversion of any such LIBOR Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such LIBOR Loans.

  PAYMENTS.

Payments Generally. All payments to be made by Borrower hereunder or under any of the other Loan Documents shall be made in Dollars in immediately available funds at Agent's Domestic Lending Office, or such other place as Agent from time to time may specify in writing, not later than 12:00 noon New York time, without set-off or counterclaim and without any withholding or deduction for any taxes or other payments whatsoever. If any payment hereunder becomes due and payable on a day that is not a Business Day, then the due date of such payment shall be automatically extended to the next succeeding Business Day, and such extension of time shall include the computation of interest and fees in connection with such payment. All computations of interest and fees payable hereunder shall be made by Agent on the basis of actual days elapsed and on a 360-day year (provided that the computation of interest payable on Loans bearing interest at the Prime Rate shall be made by Agent on the basis of actual days elapsed and on a 365/6-day year). All payments shall be applied first to the payment of all fees, expenses and other amounts due to Agent (excluding principal and interest), then to accrued interest that is due and payable and the balance on account of outstanding principal; provided, however, that during the continuance of any Event of Default, payments will be applied to the Obligations as Agent (with the consent of Required Lenders) determines in their sole discretion.

Pro Rata Treatment. Except to the extent otherwise provided herein, each borrowing from Lenders shall be made from Lenders on a pro rata basis. Each payment received from Borrower shall be applied to the respective Commitments of Lenders, pro rata according to the amounts of their respective Commitments.

Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to Borrower under this Agreement, or shall obtain payment on any other Obligation owing by Borrower through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by Borrower to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to Lenders pro rata in accordance with Section 4.2, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Unpaid Drawings or Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and shall make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 4.2. To such end, all Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Unpaid Drawings or Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Unpaid Drawings or Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Several Obligations. No Lender shall be responsible for the failure of any other Lender to make a Loan or fund its participation in Unpaid Drawings pursuant to Section 2.6(g), or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or fund its participation in Unpaid Drawings pursuant to Section 2.6(g) or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or fund its participation in Unpaid Drawings pursuant to Section 2.6(f) or to perform any other obligation to be made or performed by such other Lender.

Defaulting Lenders & Required Purchases.

        Defaulting Lenders -- Generally. If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from Agent or Borrower, then, in addition to the rights and remedies that may be available to Agent or Borrower under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Loans, this Agreement and the other Loan Documents (including, without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of Agent or to be taken into account in the calculation of the Requisite Lenders) shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to Agent of any amount required to be paid to Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies that Agent or Borrower may have under the immediately preceding provisions or otherwise, Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Prime Rate, and (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Agent in respect of a Defaulting Lender's Loans shall not be paid to such Defaulting Lender and shall be held uninvested by Agent and either applied against the purchase price of such Loans under Section 4.5(b) or paid to such Defaulting Lender upon the Defaulting Lender's curing of its default.

        Purchase or Cancellation of Certain Commitments. For purposes of this Section 4.5(b), a "Covered Lender" is any Lender (A) who is a Defaulting Lender, and/or (B) who has exercised any right that it has under Section 3 in a manner that results in a cost, liability or expense to Borrower, and/or (C) who has voted against any consent, waiver or amendment requested by Borrower as to which Required Lenders voted in favor; and each such event described in clauses "(A)", "(B)" or "(C)" is referred to as a "Triggering Event". Each Lender who is not a Covered Lender shall have the right, but not the obligation, in its sole discretion, to acquire all of a Covered Lender's Commitment. Any Lender desiring to exercise such right shall give written notice thereof to Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Lender became a Covered Lender. If more than one Lender exercises such right to acquire, then each such Lender shall have the right to acquire an amount of such Covered Lender's Commitment in proportion to the Commitments of the other Lenders exercising such right to acquire. If after such fifth (5th) Business Day, no Lender has elected to acquire all of the Commitment of such Covered Lender, then Borrower (by giving written notice thereof to Agent, such Covered Lender and the other Lenders) either (i) may demand that such Covered Lender assign its Commitment to an Eligible Assignee identified and approved by Borrower subject to and in accordance with the provisions of Section 14.3 for the purchase price provided for below or (ii) may terminate the Commitment of such Covered Lender, whereupon such Covered Lender shall no longer be a party hereto or have any rights or obligations hereunder or under any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such purchase or assignment, such Covered Lender's interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and such Covered Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. The purchase price for the Commitment of a Covered Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by Borrower to such Covered Lender. Prior to payment of such purchase price to a Covered Lender, Agent shall apply against such purchase price any amounts retained by Agent pursuant to the last sentence of Section 4.5(a). A Covered Lender shall be entitled to receive amounts owed to it by Borrower under the Loan Documents that accrued prior to the occurrence of such Triggering Event by such Covered Lender, to the extent the same are received by Agent from or on behalf of Borrower. There shall be no recourse against any Lender or Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

  REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Agent and Lenders on the date hereof and on each Drawdown Date that:

(a) Corporate Existence and Good Standing. Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of formation, and (ii) has all requisite corporate power to own its property and to conduct its business as currently conducted, and (iii) is in good standing as a foreign entity and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified could not, with reasonable likelihood, be expected to have a Materially Adverse Effect.

(b) Due Authorization of Loan Documents; No Violation; No Default; Authorizations & Consents. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which Borrower is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of Borrower, and (ii) have been duly authorized by all necessary corporate proceedings, and (iii) do not result in any breach or violation by Borrower of any provision of applicable Requirement of Law or any judgment, order, writ, injunction, license or permit, in each instance binding on Borrower or on any of its properties, except to the extent any such breach or violation could not, with reasonable likelihood, be expected to have a Materially Adverse Effect, and (iv) do not violate the Charter Documents of Borrower, and (v) do not result in a breach or violation by Borrower of any material agreement to which Borrower is a party or to which any of its material properties or assets are bound, except to the extent any such breach or violation could not, with reasonable likelihood, be expected to have a Materially Adverse Effect, and (vi) do not result in the creation or imposition of any Lien upon any of the assets of Borrower. No event of default by Borrower exists under any material agreement to which Borrower is a party or to which any of its material properties or assets are bound, except to the extent such event of default under such agreement could not, with reasonable likelihood, be expected to have a Materially Adverse Effect. No authorization, consent, approval, license or exemption of (and no registration, qualification, designation, declaration or filing with) any governmental authority is necessary for Borrower to validly execute, deliver and perform the Loan Documents to which Borrower is a party.

(c) Binding Obligations; Enforceability. Upon execution and delivery thereof by Borrower, each Loan Document shall constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with the terms thereof, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of certain equitable remedies such as specific performance and injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Title to Assets. Borrower has good and marketable title to its material assets, subject to Permitted Liens, and possesses (through ownership, license, right to use or otherwise) all assets and rights necessary for the conduct of its business as now conducted.

(e) Legal Proceedings. There are no legal or other proceedings or investigations pending or overtly threatened against Borrower before any court, tribunal or regulatory authority that would reasonably be expected to have a Materially Adverse Effect.

(f) Compliance with Charter Documents or Applicable Laws. Borrower is not, to the best of its actual knowledge, in violation of (i) any Charter Document or (ii) any applicable Requirement of Law, including applicable federal and state tax laws, ERISA and Environmental Laws binding on Borrower or its assets, except, in each instance, for such violations as would not reasonably be expected to have a Materially Adverse Effect.

(g) Business Development Company; Regulated Investment Company. Borrower (i) is a business development company as defined by Section 55 (15 U.S.C. Section 80a-54) of the ICA 1940, having elected to be subject to Sections 55 through 65 of the ICA 1940 by filing a Form N-54A with the SEC pursuant to Section 54(a) thereof, which election has not been withdrawn or revoked, and (ii) has elected to be taxed as a regulated investment company under Subchapter M, Section 851 of the Code (as defined in Section 851(b)(2) thereof).

(h) Financials. Borrower has provided to Agent or otherwise publicly disclosed true, complete and correct copies of its audited Financials for the fiscal year ended December 31, 2004 and its unaudited Financials for the fiscal quarters ended March 31, 2005 and June 30, 2005. Except as disclosed to Agent in writing prior to the Closing Date, such Financials have been prepared in accordance with Generally Accepted Accounting Principles as applicable to a business development company as defined in the ICA 1940 (except that the unaudited Financials lack footnotes and are subject to year-end adjustments) and such Financials fairly present in all material respects the financial condition of Borrower for the periods covered thereby.

(i) Use of Loan Proceeds. The proceeds of the Loans and Letters of Credit shall be used for working capital and such other general corporate purposes (including, the funding of investments by Borrower) not prohibited by this Credit Agreement. No portion of any Loan or Letter of Credit shall be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

(j) Taxes. Borrower (i) has made or filed all material federal and state income and other tax returns, reports and declarations (or has properly filed extensions with respect thereto) required by any jurisdiction to which it is subject, and (ii) has paid all material taxes and other governmental assessments and charges shown or determined to be due and payable on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(k) Events of Default. No Event of Default has occurred that is continuing. No Event of Default will occur as a result of Lenders making the Loan requested by Borrower on the applicable Drawdown Date or the Issuing Bank issuing a letter of Credit for the account of the Borrower as of any Borrowing Date.

(l) Full Disclosure. Neither this Credit Agreement nor any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact that has not otherwise been publicly disclosed by Borrower necessary in order to make the statements herein or therein not misleading in any material respect at the time and in light of the facts and under the circumstances in which such statements were made.

(m) Underfunded Benefits. There is no Accumulated Funding Deficiency, nor has any Accumulated Funding Deficiency occurred during the five-year period prior to the date on which this representation is made or deemed made, in excess of $5 million with respect to any Guaranteed Pension Plan; and the present value (determined using actuarial and other assumptions that are reasonable in respect of the benefits provided and the employees participating) of the liability of Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under plans that are "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such plans allocable to such benefits by an amount in excess of $5 million.

(n) Status under Certain Statutes. Neither Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935 (as amended), or the ICC Termination Act of 1995 (as amended), or the Federal Power Act (as amended).

(p) Pari Passu Ranking. The obligations of Borrower under this Credit Agreement rank at least pari passu in right of payment with all other Senior Unsecured Debt (actual or contingent) of Borrower.

(q) Licenses & Permits.

        Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks, trade names and domain names or rights thereto, that, individually or in the aggregate, are material, without known conflict with the rights of others, except for conflicts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        To the best knowledge of Borrower, no product of Borrower or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name, domain name or other right owned by any other Person, except for infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        To the best knowledge of Borrower, there is no violation by any Person of any right of Borrower with respect to any patent, copyright, proprietary software, service mark, trademark, trade name, domain name or other right owned or used by Borrower or any of its Subsidiaries, except for violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(r) Foreign Asset Control Regulations.

(1) The performance by Borrower of its obligations pursuant to this Credit Agreement (including its application of the proceeds of any advances made hereunder) will not violate the Trading with the Enemy Act (as amended) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(2) Neither Borrower nor any of its Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(3) No part of the proceeds of any advance made or Letter of Credit issued under this Credit Agreement to Borrower will be used by Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (as amended), assuming in all cases that such Act applies to Borrower.

  CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS CREDIT AGREEMENT.

6.1. Conditions Precedent to the Effectiveness of this Credit Agreement. The effectiveness of this Credit Agreement is subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by Borrower to Agent and Lenders, and Agent and each Lender shall have executed and delivered each Loan Documents to which each is a party.

(b) Representations and Warranties. Each of the representations and warranties of Borrower contained in the Loan Documents shall be true in all material respects as of the date as of which such representations and warranties were made, and Agent shall have received from Borrower a certificate from a duly authorized officer of Borrower dated as of the date hereof to such effect (to the best of such officer's knowledge).

(c) Events of Default. No Event of Default shall have occurred and be continuing, and Agent shall have received from Borrower a certificate from a duly authorized officer of Borrower dated as of the Closing Date to such effect (to the best of such officer's knowledge).

(d) Charter Documents. Agent shall have received from Borrower a copy, certified by a duly authorized officer of Borrower to be true and complete as of the Closing Date, of its Charter Documents, as in effect as of such date of certification.

(e) Corporate Authorization. All required corporate action necessary for the valid execution, delivery and performance by Borrower of the Loan Documents to which it is a party shall have been duly and effectively taken, and evidence thereof satisfactory to Agent shall have been provided to Agent.

(f) Minimum Consolidated Stockholders' Equity. Agent shall have received a certification by the principal financial or accounting officer of Borrower that Consolidated Stockholders' Equity as at the most recently ended fiscal quarter is not less than $500,000,000.

(g) Credit and Collection Policy; Investment Ratings Policy. Agent shall have received from Borrower a copy, certified by a duly authorized officer of Borrower to be true and complete as of the Closing Date, of its Credit and Collection Policy and its Investment Ratings Policy, as in effect as of such date of certification.

(h) Schedule of Existing Debt. Agent shall have received from Borrower a schedule, certified by a duly authorized officer of Borrower to be true and complete as of the Closing Date, setting for the following information: (1) a complete and correct list of all outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries having an outstanding principal balance in excess of $500,000 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of such obligations and (2) the aggregate principal amount of outstanding Indebtedness for borrowed money of the Borrower and its Subsidiaries in respect of obligations that, individually, have an outstanding principal balance of $500,000 or less. Such certificate shall also indicate that, as of the Closing Date, no event of default exists with respect to any payment of principal on or interest under any Indebtedness of Borrower listed under Section "(1)" of such Schedule.

(i) UCC Financing Statement & Lien Search. Agent shall have received a UCC-1 Financing Statement and lien search, the results of which shall be reasonably acceptable to Agent.

(j) Arrangement Fee. Bayerische Hypo-Und Vereinsbank AG, New York Branch shall have received the Arrangement Fee described in Section 2.5.1.

(k) Inducement Fee. Chevy Chase Bank shall have received the Inducement Fee described in Section 2.5.2.

6.2. Conditions Precedent to Lender's Obligation to Advance Each Loan. The obligation of each Lender to issue a Letter of Credit or make or advance a Loan is further subject to the satisfaction of the following additional conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties of Borrower contained in the Loan Documents shall be true in all material respects as of the date as of which such representations and warranties were made.

(b) Events of Default. No Event of Default shall have occurred and be continuing.

(c) Change of Control. No Approved Change of Control shall have occurred since the Closing Date unless such Change of Control shall have also been approved or consented to by the Required Lenders.

  COVENANTS.

Affirmative Covenants.

Until the payment and satisfaction in full of all of the Obligations and the Revolving Credit Availability Period shall have expired, Borrower will comply with its obligations as set forth throughout this Credit Agreement, and in addition agrees as follows:

(a) Financial Reporting. Borrower shall furnish to Agent: (i) (A) as soon as publicly available but in any event within ninety (90) days after the close of each fiscal year, its audited Financials for such fiscal year as certified by Borrower's certified public accountants, and (B) as soon as publicly available but in any event within forty-five (45) days after the end of each fiscal quarter (other than the fourth fiscal quarter of each year) its unaudited Financials for such fiscal quarter, as certified by the principal financial or accounting officer of Borrower; and (ii) contemporaneously with the delivery of the Financials referred to in (i)(A) and (B) herein, a statement, certified by an officer of Borrower to the best of his or her knowledge, that Borrower is in compliance with the covenants contained in Section 8 as of the end of the applicable period and setting forth in reasonable detail any applicable computations evidencing such compliance with the financial covenants set forth in Section 7.1(l) (it being understood that delivery by Borrower to Agent of Borrower's annual reports on Form 10-K for any such fiscal year and its quarterly report on Form 10-Q for any such fiscal quarter, in each instance as filed with the SEC, will satisfy the applicable requirements of this Section 7.1(a)); and (iii) from time to time, at the request of Agent, such additional financial and other information with respect to Borrower or its Subsidiaries as Agent may reasonably request.

(b) Business Development Company; Regulated Investment Company; Corporate Existence; Maintenance of Property; Maintenance of Books and Records. Borrower (i) shall maintain and not revoke its election to be a business development company under the ICA 1940, and (ii) shall maintain its qualification as a regulated investment company under Subchapter M, Section 851 of the Code, and (iii) shall take or cause to be taken all actions necessary to preserve and maintain in full force and effect its corporate existence, and (iv) shall maintain and keep, or cause to be maintained and kept, its material properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, and (v) shall maintain proper books of record and account in conformity with GAAP and sufficient to be in conformity in all material respects with all applicable requirements of any governmental authority having legal or regulatory jurisdiction over Borrower.

(c) Notices of Adverse Events. Borrower shall promptly notify Agent in writing upon becoming aware of the occurrence of (i) any Event of Default, or (ii) a violation of Section 7.2(a) or (iii) any event of default by Borrower under any material agreement to which Borrower is a party or to which any of its material properties or assets are bound, except to the extent such event of default under such agreement could not, with reasonable likelihood, be expected to have a Materially Adverse Effect.

(d) Notice of Prepayment or Redemption of Private Placement Notes. Borrower shall promptly notify Agent in writing when and if it elects to prepay or redeem prior to maturity thereof all or any part of the Private Placement Debt.

(e) Legal Proceedings. Borrower shall give notice to Agent in writing within fifteen (15) Business Days after becoming aware of the commencement of any litigation, arbitration or other legal or regulatory investigatory proceeding naming Borrower as a party, in each instance, to the extent any such litigation, arbitration or other legal or regulatory investigatory proceeding would reasonably be expected to have a Materially Adverse Effect.

(f) Insurance. Borrower shall maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies, in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with the general practices of businesses engaged in similar activities in similar geographic areas.

(g) Taxes. Borrower shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its properties; provided that any such tax, assessment or charge may not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if Borrower shall have set aside on its books adequate reserves with respect thereto.

(h) Compliance with Laws and Material Agreements. Borrower shall comply in all material respects with (i) the material provisions of its Charter Documents and (ii) all applicable material Requirements of Law, including ERISA and Environmental Laws, all material agreements to which it is a party, and all material judicial, arbitral or other final governmental decrees, orders, awards and judgments, in each instance binding on Borrower or by which its properties are bound, except to the extent that the failure to so comply would not, with reasonable likelihood, be expected to have a Materially Adverse Effect.

(i) Credit and Collection Policy; Investment Ratings Policy. Borrower (i) shall comply in all material respects with the Credit and Collection Policy and the Investment Ratings Policy, and (ii) shall furnish to Agent, prior to its effective date, prompt notice of any material modification to the Credit and Collection Policy and/or the Investment Ratings Policy, and (iii) shall not modify the Credit and Collection Policy or the Investment Ratings Policy in any manner that would have a material adverse effect on a Lender or its loan under this Credit Agreement, without the prior written consent of the Required Lenders.

(j) Use of Loan Proceeds and Issuance of Letters of Credit. Borrower shall use the proceeds of the Loans and shall request the issuance of Letters of Credit solely for working capital and other general corporate purposes (including, the funding of investments by Borrower) that are not otherwise prohibited by this Credit Agreement and not for the purpose of purchasing or carrying of any Margin Stock in violation of Regulations U and X.

(k) Changes in Executive Management. Borrower shall promptly notify Agent if Bryan J. Mitchell, Steven F. Tunney, or B. Hagen Saville shall cease to be an executive officer of Borrower actively involved in the management of Borrower.

(l) Financial Covenants.

(1) Minimum Consolidated Stockholders' Equity. Borrower shall maintain Consolidated Stockholders' Equity, as measured as of the last day of each fiscal quarter of Borrower (but as adjusted for any issuances of equity by Borrower after the end of any fiscal quarter), of no less than $500,000,000.

(2) Minimum Asset Coverage Ratio. Borrower shall maintain an Asset Coverage Ratio, as measured as of the last day of each fiscal quarter of Borrower, of at least 1.0 to 1.0.

(3) Minimum TTM Cash Net Investment Income. Borrower shall have TTM Cash Net Investment Income, as measured as of the last day of each fiscal quarter of Borrower, of at least $10 million.

(k) Right to Inspect. At any time and from time to time upon reasonable advance notice and during normal business hours, Agent (through any of its respective officers, employees, or agents) shall have the right (subject to the confidentiality restrictions as provided in Section 11) to inspect the operations of Borrower in order to verify Borrower's financial condition, and up to one representative of each Lender (at the expense of such Lender) may join Agent in connection with any such inspection. Up to one such inspection by Agent during any twelve (12) consecutive calendar month period while no Event of Default is occurring and an additional such inspection upon the occurrence of any one or more Events of Default shall be at Borrower's expense.

(l) Delivery of Updated Schedule of Existing Debt. As of the date on which the Private Placement Debt is funded, Borrower shall provide to Agent an updated schedule, certified by a duly authorized officer of Borrower to be true and complete as of the Closing Date, setting for the following information: (1) a complete and correct list of all outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries having an outstanding principal balance in excess of $500,000 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), and (2) the aggregate principal amount of outstanding Indebtedness for borrowed money of the Borrower and its Subsidiaries in respect of obligations that, individually, have an outstanding principal balance of $500,000 or less.

(m) Delivery of Note Purchase Agreement. As of the date on which the Private Placement Debt is funded, Borrower shall have provided to Agent a copy of the Note Purchase Agreement executed with respect to the Private Placement Debt, certified by a duly authorized officer of Borrower to be true and complete as of such date.

(n) Further Assurances. Borrower shall cooperate with Agent, take such action, execute such documents, and provide such information as Agent from time to time may reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents.

Negative Covenants.

Until the payment and satisfaction in full of all of the Obligations and the Revolving Credit Availability Period shall have expired, Borrower agrees as follows:

(a) Liens. Borrower shall not make, create, incur or suffer to exist any Lien upon or with respect to any of its assets if as a result of such Lien Borrower will not be in compliance with the Asset Coverage Ratio under Section 7.1(l)(2) (such permitted liens, collectively, the "Permitted Liens"):

(b) Continuance of Business. Borrower shall not to a material extent engage in any line of business other than (i) such businesses as are permitted for a commercial finance company or a business development company, and/or (ii) such other businesses as to which Borrower is actively engaged on the Closing Date, and/or (iii) such other lines of business as to which Lender shall consent (such consent not to be unreasonably withheld, delayed or conditioned).

(c) Loans to Officers or Directors. After the date hereof, Borrower shall not make or accrue any loans or other advances of money to any officer or director of Borrower, except for loans made in the ordinary course of Borrower's business that are not in excess at any one time of $1,500,000 advanced to any single officer or director after the date hereof or $7,500,000 in the aggregate for all such loans advanced after the date hereof.

(d) Most-Favored Lender Treatment. Borrower (i) shall not make any amendment to the terms of any Senior Unsecured Debt that would be or could reasonably be expected to be materially adverse to the interests of the Lenders under this Credit Agreement (including, without limitation, by advancing any scheduled maturity date or other scheduled principal payment obligation of the Senior Unsecured Debt to a date prior to the Maturity Date) and (ii) shall not grant or agree to grant any collateral or other credit enhancement as security for the Senior Unsecured Debt, unless with respect to each such instance referred to in Clauses "(i)" and "(ii)" the Credit Agreement is also amended to provide Lenders with and/or to grant to Agent for the benefit of such Lenders, substantially similar rights and/or protections, to the extent applicable, as are provided or granted to the holders of such Senior Unsecured Debt.

  EVENTS OF DEFAULT; ACCELERATION.

If any of the following events ("Events of Default") shall occur:

(a) Payments. Borrower shall fail to pay when due and payable any principal amount of the Loans, any interest thereon or any other amounts due by Borrower under this Credit Agreement within five (5) Business Days after the same becomes due and payable; or

(b) Covenant Defaults. Borrower shall fail to perform any term, covenant or agreement contained in the Loan Documents within thirty (30) days after Borrower became aware of the breach thereof, whether by written notice from Agent or otherwise; or

(c) Representations and Warranties of Borrower. Any material representation or warranty by Borrower in any Loan Document shall have been false or misleading in any material respect at the time made or deemed to have been made; or

(d) Validity of Loan Documents. This Credit Agreement shall for any reason other than the satisfaction in full of the Obligations hereunder cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms; or

(e) Insolvency. Borrower (i) shall make an assignment for the benefit of creditors, or (ii) shall be adjudicated bankrupt or insolvent, or (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, and in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following the order of appointment, or (iv) shall commence, approve, consent to, or be subject to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within sixty (60) days following the commencement thereof; or

(f) Cross Default. Borrower shall fail to make any payment of principal or interest when properly due in excess of $15 million with respect to any indebtedness for borrowed money (whether such payment is due by reason of scheduled maturity, required prepayment, acceleration, demand, or otherwise), and either (i) such failure to pay continues for more than sixty (60) days after the applicable grace or notice period, if any, specified in the document relating thereto without being waived or subject to forbearance arrangement by the relevant lender thereof or (2) the lender, noteholder, indenture trustee or other obligee of such indebtedness for borrowed money shall have accelerated and declared such indebtedness to be due and payable in its entirety prior to its stated maturity; or

(g) Monetary Judgments. A final (non-interlocutory) judgment, order or decree or arbitration award shall be entered against Borrower involving in the aggregate a liability (not covered by independent third-party insurance or indemnity) as to any single or related series of transactions, incidents or conditions, in excess of $15 million, and such final judgment, order, decree or award shall remain effective, unsatisfied, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof; or

(h) Non-Monetary Judgments. A final non-monetary judgment, order or decree shall be rendered against Borrower that does or could reasonably be expected to have a Materially Adverse Effect, and such final judgment, order or decree shall remain effective, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof; or

(i) Change of Control. A Change of Control shall occur; or

(j) Change of Management. Two or more of Bryan J. Mitchell, Steven F. Tunney, B. Hagen Saville and Robert J. Merrick shall no longer serve as either an executive officer of Borrower or a member of Borrower's Board of Directors, unless such two or more Persons are replaced with a new or another executive officer or director acceptable to Agent (in its reasonable discretion) within one hundred eighty (180) days after such cessation; or

(k) ERISA. Borrower or any Subsidiary incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA, with respect to itself or any ERISA Affiliate, in an aggregate amount exceeding $15 million, or Borrower is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan, with respect to itself or any ERISA Affiliate, requiring aggregate annual payments by Borrower exceeding $15 million, and in any such instance, such liability of Borrower or such Subsidiary is not satisfied within 30 days after notice of final assessment thereof; or

(l) Materially Adverse Effect. An event that would have a Materially Adverse Effect shall occur.

THEN, or at any time thereafter so long as such Event of Default continues, the Agent, acting at the direction of the Required Lenders, upon notice to Borrower, shall do any one or more of the following:

(A) Declare all or any of the Obligations of Borrower under this Credit Agreement, any Note, or other Loan Document executed by Borrower to be immediately due and payable, and upon such declaration such Obligations so declared due and payable shall immediately become due and payable; provided that if such Event of Default is under Section 8(e), then all of the Obligations shall become immediately due and payable forthwith without the requirement of any notice or other action by Agent, or direction of the Required Lenders; and

(B) Terminate this Credit Agreement, the Commitments and the Maximum Aggregate Available Loan Amount set forth herein, as to any future liability to make Loans; and

(C) If any Letter(s) of Credit are outstanding as of such date, require the Borrower to remit to the Issuing Bank cash in an amount equal to the Letter of Credit Outstandings from time to time from and after such date, to be held as security for Borrower's reimbursement obligations in respect of such Letter of Credit Obligations; and

(D) Make advances of Loans after the occurrence of any Event of Default, without thereby waiving Agent's or any Lender's right to demand payment of the Obligations under this Credit Agreement, the Note or any of the other Loan Documents, or any other rights or remedies described in this Credit Agreement, and without liability to make any other or further advances, notwithstanding any previous exercise of any such rights and remedies; and

(E) Exercise any and all other rights and remedies granted hereunder, any and all rights and remedies granted under the other Loan Documents and/or any and all rights and remedies otherwise available to Lender at law or in equity.

No remedy herein conferred upon the Agent or any Lender is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

  SETOFF.

Borrower hereby grants to Agent and each Lender a right of setoff with respect to any or all Obligations owed to Agent and/or Lenders, whether now existing or hereafter arising under this Credit Agreement or the other Loan Documents, upon and against all deposits, credits, and property owed by Borrower (and not subject to the rights of any other Person), now or hereafter in the possession, custody, safekeeping or control of Agent or any such Lender. Regardless of the adequacy of any collateral (if any) that may then exist for the Obligations, any deposits or other sums credited by or due from Agent or any such Lender solely to Borrower may be applied to or set off against any principal, interest and any other amounts due from Borrower to Agent or any such Lender under the Loan Documents. ANY AND ALL RIGHTS TO REQUIRE THE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY COLLATERAL (IF ANY) THAT SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. The sharing provisions of Section 4.3 of this Credit Agreement shall apply to any payments or other proceeds received by a Lender pursuant to its exercise of the foregoing setoff rights.

  MISCELLANEOUS.

(a) Borrower Indemnification. Borrower agrees to indemnify and hold harmless the Agent and the Lenders and its officers, employees, affiliates, agents, and controlling persons (the "Indemnitees") from and against all claims, damages, liabilities and losses of every kind arising out of the Loan Documents, including against those in respect of the application of Environmental Laws to Borrower, except as and to the extent that any such claims, damages, liabilities and losses result from the gross negligence, intentional misconduct, willful misfeasance, or bad faith of any Indemnitee or from the reckless disregard by any Indemnitee with respect to its obligations or duties under the Loan Documents. Borrower shall be entitled to control the defense and investigation of all actual or threatened claims, actions and/or proceedings relating to the application of Environmental Laws, as to which any Indemnitee may seek indemnification hereunder.

(b) Expenses. Borrower shall pay (i) to Agent promptly on demand all actual out-of-pocket reasonable costs and expenses incurred by Agent in connection with the negotiation, execution, delivery and administration of the Loan Documents, and (ii) to Agent and the Lenders, on demand, all actual out-of-pocket reasonable costs and expenses incurred by such parties in connection with the occurrence and continuance of any Event of Default hereunder or arising in connection with the collection, waiver or enforcement of any of their respective rights or remedies hereunder.

(c) Notices. Any communication to be made hereunder (a) shall be made in writing, but (unless otherwise stated) may be made by facsimile transmission or letter, and (b) shall be made or delivered to the address of the party receiving notice that is identified with its signature below (unless such party has by five (5) Business Days written notice at any time specified another address), and shall be deemed made or delivered, (i) when left at that address, or (ii) when delivered by facsimile to such address, or (iii) five (5) days after being mailed, postage prepaid, to such address.

(d) Amendments. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by Borrower of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, without the prior written consent of each Lender adversely affected thereby, no amendment, waiver or consent shall do any of the following: (i) increase the Commitments of such Lender or subject such Lender to any additional obligations; or (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Unpaid Drawings or Loans or fees or other Obligations; or (iii) reduce the amount of any fees payable hereunder; or (iv) postpone any date fixed for any payment of any principal of, or interest on, any Unpaid Drawings or Loans or any other Obligations; or (v) modify the definition of the term "Required Lenders" or modify in any other manner the number or percentage of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof (including, without limitation, any modification of this Section if such modification would have such effect); or (vi) give effect to any amendment or waiver of a material nature with respect to matters of payment or non-payment, or (vii) give effect to any amendments to, or waivers of, Sections 7.1(a), 7.1(l), 7.2(a) or 7.2(d) of this Credit Agreement.

. In addition, no amendment, waiver or consent unless in writing and signed by Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon, and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.

(e) No Deemed Waiver. No failure or delay by Agent or any Lender to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

(f) Severability. The provisions of this Credit Agreement are severable, and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision in such jurisdiction.

(g) Entire Agreement. This Credit Agreement, together with all Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior proposals, negotiations, agreements and understandings relating to such transactions. Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those (if any) set forth in the Loan Documents.

(h) Counterparts; Facsimile Execution. This Credit Agreement and any amendment hereby may be executed and delivered in several counterparts and by facsimile, each of which shall be an effective and enforceable original, and all of which shall constitute one agreement. In proving this Credit Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged.

(i) Governing Law; Forum. THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST GRANTED HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY. BORROWER, AGENT AND EACH LENDER EACH AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN.

  THE AGENT.

    Authorization and Action.

    Each Lender hereby appoints and authorizes Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs Agent to enter into the Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Nothing herein shall be construed to deem Agent a trustee or fiduciary for any Lender nor to impose on Agent duties or obligations other than those expressly provided for herein. At the request of a Lender, Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to Agent pursuant to this Agreement or the other Loan Documents. Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to Agent by Borrower pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, Agent shall not be required to take any action that exposes Agent to personal liability or which is contrary to this Agreement or any other Loan Document. Not in limitation of the foregoing, Agent shall not exercise any right or remedy it or Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have so directed Agent to exercise such right or remedy.

    Agent's Reliance, Etc.

    Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except as and to the extent that caused by its, his or her own gross negligence, intentional misconduct, willful misfeasance, or bad faith or its, his or her own reckless disregard with respect to its, his or her obligations or duties under the Loan Documents, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; and (b) may consult with legal counsel (including its own counsel or counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; and (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; and (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other Persons or inspect the property, books or records of Borrower or any other Person; and (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien (if any) in favor of Agent on behalf of Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to Agent and the other Lenders that Borrower has satisfied the conditions precedent for initial Loans that have not previously been waived by the Required Lenders.

    Notice of Defaults.

    Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default." If any Lender (excluding a Lender that is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to Agent such a "notice of default." Further, if Agent receives such a "notice of default", then Agent shall give prompt notice thereof to the Lenders.

    Agent as a Lender.

    Bayerische Hypo-Und Vereinsbank AG, New York Branch, as a Lender ("HVB"), shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include HVB in each case in its individual capacity. HVB and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, Agent and any affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. Lenders acknowledge that, pursuant to such activities, HVB or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Agent shall be under no obligation to provide such information to them.

    Approvals of Lenders.

    All communications from Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, and (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days (or such lesser or greater period as may be specifically required under the Loan Documents) of receipt of such communication. Except as otherwise provided in this Agreement, unless a Lender shall give written notice to Agent that it specifically objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the applicable time period for reply, then such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

    Lender Credit Decision, Etc.

    Each Lender expressly acknowledges and agrees that neither Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of Borrower or any other Person to such Lender and that no act by Agent hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any such representation or warranty by Agent to any Lender. Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon Agent, any other Lender or counsel to Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of Borrower, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each Lender also acknowledges that it will, independently and without reliance upon Agent, any other Lender or counsel to Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to Lenders by Agent under this Agreement or any of the other Loan Documents, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower that may come into possession of Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other affiliates. Each Lender acknowledges that Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Agent and is not acting as counsel to such Lender.

    Indemnification of Agent.

    Each Lender agrees to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) pro rata in accordance with such Lender's respective Commitment relative to the aggregate amount of all such Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Agent (in its capacity as Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by Agent under the Loan Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final judgment or if the Agent fails to follow the written direction of Requisite Lenders (or all Lenders if expressly required hereunder) unless such failure results from Agent following the advice of counsel to Agent of which advice Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so if applicable), promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of Agent's own choosing) incurred by Agent in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against Agent and/or Lenders, and any claim or suit brought against Agent, and/or Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including reasonable counsel fees) shall be advanced by Lenders on the request of Agent notwithstanding any claim or assertion that Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Agent that Agent will reimburse Lenders if it is actually and finally determined by a court of competent jurisdiction that Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Agent for any Indemnifiable Amount following payment by any Lender to Agent in respect of such Indemnifiable Amount pursuant to this Section, then Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

    Successor Agent.

Agent may resign at any time as Agent under the Loan Documents by giving 30-days' prior written notice thereof to Lenders and Borrower. Agent may be removed as Agent under the Loan Documents for good cause by all Lenders (other than the Lender then acting as Agent) upon 30-days' prior written notice to Agent. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Agent, in the case of the removal of Agent under the immediately preceding sentence) shall have the right to appoint a successor Agent which appointment shall, provided no Event of Default exists, be subject to Borrower's approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the resigning Agent's giving of notice of resignation or Lenders' removal of the resigning Agent, then the resigning or removed Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank or financial institution having total combined assets of at least $35,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent's resignation or removal hereunder as Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Notwithstanding the foregoing, under no circumstances shall Agent be a direct competitor of Borrower.

11A.   THE ISSUING BANK.

Section 11A.1 Authorization and Action. Each Lender hereby appoints and authorizes Issuing Bank to issue Letters of Credit pursuant to this Agreement and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to Issuing Bank by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Nothing herein shall be construed to deem Issuing Bank a trustee or fiduciary for any Lender nor to impose on Issuing Bank duties or obligations other than those expressly provided for herein. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), Issuing Bank shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, Issuing Bank shall not be required to take any action that exposes Issuing Bank to personal liability or which is contrary to this Agreement or any other Loan Document. Not in limitation of the foregoing, Issuing Bank shall not exercise any right or remedy it may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have so directed the Agent, and the Agent shall have so directed the Issuing Bank, to exercise such right or remedy.

Section 11A.2 Issuing Bank's Reliance, Etc. Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Issuing Bank nor any of its directors, officers, Issuing Banks, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except as and to the extent that caused by its, his or her own gross negligence, intentional misconduct, willful misfeasance, or bad faith or its, his or her own reckless disregard with respect to its, his or her obligations or duties under the Loan Documents, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment. Without limiting the generality of the foregoing, Issuing Bank: (a) may consult with legal counsel (including its own counsel or counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; and (b) makes no warranty or representation to the Agent or any Lender or any other Person and shall not be responsible to the Agent or any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; and (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other Persons or inspect the property, books or records of Borrower or any other Person; and (d) shall not be responsible to any lender for the due execution, legality, validity, enforceability, genuiness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or documents furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien (if any) in favor of the Agent on behalf of the Lenders in any such collateral, and (e) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone or telecopy) believed by it to be genuine and signed, sent or given by the proper party or parties.

Section 11A.3 Issuing Bank as a Lender. Bayerische Hypo-Und Vereinsbank AG, New York Branch, as a Lender ("HVB"), shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not Issuing Bank; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include HVB in each case in its individual capacity. HVB and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, Issuing Bank and any affiliate may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. Lenders acknowledge that, pursuant to such activities, HVB or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Issuing Bank shall be under no obligation to provide such information to them.

Section 11A.4 Indemnification of Issuing Bank. Each Lender agrees to indemnify Issuing Bank (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) pro rata in accordance with such Lender's respective Commitment relative to the aggregate amount of all such Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Issuing Bank (in its capacity as Issuing Bank but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by Issuing Bank under the Loan Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Issuing Bank's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final judgment or if the Issuing Bank fails to follow the written direction of Requisite Lenders (or all Lenders if expressly required hereunder) unless such failure results from Issuing Bank following the advice of counsel to Issuing Bank of which advice Lenders have received notice. Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse Issuing Bank (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so if applicable), promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees of the counsel(s) of Issuing Bank's own choosing) incurred by Issuing Bank in connection with the preparation, negotiation, execution, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Issuing Bank to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against Issuing Bank and/or Lenders, and any claim or suit brought against Issuing Bank, and/or Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including reasonable counsel fees) shall be advanced by Lenders on the request of Issuing Bank notwithstanding any claim or assertion that Issuing Bank is not entitled to indemnification hereunder upon receipt of an undertaking by Issuing Bank that Issuing Bank will reimburse Lenders if it is actually and finally determined by a court of competent jurisdiction that Issuing Bank is not so entitled to indemnification. The agreements in this Section shall survive the payment of the outstanding Obligations and the termination of this Agreement. If Borrower shall reimburse Issuing Bank for any Indemnifiable Amount following payment by any Lender to Issuing Bank in respect of such Indemnifiable Amount pursuant to this Section, then Issuing Bank shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11A.5 Successor Issuing Bank. Issuing Bank may resign at any time as Issuing Bank under the Loan Documents by giving 30-days' prior written notice thereof to Lenders and Borrower. Upon any such resignation or removal, the Requisite Lenders (other than the Lender then acting as Issuing Bank, in the case of the removal of Issuing Bank under the immediately preceding sentence) shall have the right to appoint a successor Issuing Bank which appointment shall, provided no Event of Default exists, be subject to Borrower's approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved each Lender and its affiliates as a successor Issuing Bank). After any Issuing Bank's resignation or removal hereunder as Issuing Bank, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Issuing Bank under the Loan Documents. Notwithstanding the foregoing, under no circumstances shall Issuing Bank be a direct competitor of Borrower.

  CONFIDENTIALITY.

The parties hereto agree that the confidentiality agreement executed on February 6, 2004, attached hereto as Exhibit C will remain in full force and effect during the entire term of this Agreement.

  WAIVER OF JURY TRIAL, ETC.

BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR EACH PARTY ENTERING INTO THIS CREDIT AGREEMENT AND THE ARRANGEMENTS HEREUNDER.

  BENEFITS OF AGREEMENT, PARTICIPATIONS AND ASSIGNMENTS.

(i) This Credit Agreement is a continuing obligation and binds, and the benefits hereof shall inure to, Borrower, Agent and each Lender and their respective successors and assigns provided that Borrower may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Required Lenders. No other person or entity shall be deemed to be a third party beneficiary of any of the provisions of any Loan Document or otherwise have any rights by reason of any provision of any Loan Document.

(ii) Each Lender, in the ordinary course of its commercial banking business and in accordance with applicable law and subject to the same confidentiality respections applicable to such Lender, at any time, with prior notice to Borrower, may sell to participants who are Eligible Transferees (other than to any competitor of Borrower) participating interests in any Loans, the Note or the Loan Documents or any other interests of Lender hereunder. Borrower agrees that each permissible participant shall be entitled to the benefits of Section 10 with respect to its participation, not in the aggregate greater than would have been payable to the original Lender.

(iii) Each Lender, in the ordinary course of its commercial banking business and in accordance with applicable law and subject to the same confidentiality respections applicable to such Lender, at any time, with the prior consent of Agent and Borrower (such consent not to be unreasonably withheld) unless an Event of Default exists hereunder, may assign to one or more assignees who are Eligible Transferees (including any Federal Reserve Bank) (other than to any competitor of Borrower) any Note, any amounts owing to Lender hereunder, or any other interest of Lender hereunder or under the Loan Documents. Borrower and Lender agree that, to the extent of any assignment, the assignee shall be deemed to have the same rights and benefits with respect to Borrower under this Credit Agreement and the other Loan Documents as it would have had if it were Lender hereunder.

(iv) Borrower authorizes each Lender to disclose to any participant or assignee and any prospective participant or assignee any and all financial and related information in such Lender's possession concerning Borrower that has been delivered to such Lender by Borrower or Agent pursuant to this Credit Agreement or that has been delivered to Agent or Lender by Borrower in connection with such Lender's credit evaluation of Borrower provided, however, that, such participant or assignee or prospective participant or assignee receiving such information shall have first entered into a separate confidentiality agreement directly with Borrower substantially similar to the confidentiality provisions of this Credit Agreement.

  RESTATEMENT OF PRIOR CREDIT AGREEMENT.

This Credit Agreement amended, restates, replaces and supersedes in its entirety the Prior Credit Agreement. Upon the effectiveness of this Credit Agreement pursuant to Section 6, the entire Obligations then outstanding under the Prior Credit Agreement shall be deemed outstanding under and governed, including as to the payment and repayment thereof, in accordance with this Credit Agreement. To the extent there are any Loans (as such term is defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement as of the effective date of this Credit Agreement, such Loans shall remain outstanding Loans hereunder and the Lenders shall cause such Loans to be funded ratably in accordance with their respective Commitments. If such Loans are LIBOR Loans, they shall continue as such with the same Interest Period as if such LIBOR Loans were first advanced under this Credit Agreement.

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IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Revolving Credit Agreement as of the date first above written.

MCG CAPITAL CORPORATION (Borrower)

By: /s/ Michael R. McDonnell

Name: Michael R. McDonnell

Title: Chief Financial Officer

Address: 1100 Wilson Boulevard, Suite 3000

Arlington, Virginia 22209

Tel: 703-247-7500

Fax: 703-247-7545

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Revolving Credit Agreement as of the date first above written.

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH (Administrative Agent)

By: /s/ Craig M. Pinsly, CFA

Name: Craig M. Pinsly, CFA

Title: Director

Address: 150 East 42nd Street

New York, NY 10017

Tel: 212-672-5662

Fax: 212-672-5898

By: /s/ Debra L. Laskowski

Name: Debra L. Laskowski

Title: Managing Director

Address: 150 East 42nd Street

New York, NY 10017

Tel: 212-672-5841

Fax: 212-672-5517

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH (Lender)

Commitment

Amount: $50,000,000.00

By: /s/ Debra L. Laskowski

Name: Debra L. Laskowski

Title: Managing Director

Address: 150 East 42nd Street

New York, NY 10017

Tel: 212-672-5662

Fax: 212-672-5898

By: /s/ Craig M. Pinsly, CFA

Name: Craig M. Pinsly, CFA

Title: Director

Address: 150 East 42nd Street

New York, NY 10017

Tel: 212-672-5841

Fax: 212-672-5517

CHEVY CHASE BANK (Lender)

Commitment

Amount: $10,000,000.00

By: /s/ Richard Amador

Name: Richard Amador

Title: Group Vice President

Address: 7926 Jones Branch Drive, Ste 230

McLean, VA 22102

Tel: 703-287-7233

Fax: 703-287-7244